Exhibit 10.2

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is effective as of the date signed below (“Effective Date”), and is by and between Life Technologies Corporation, with a place of business at 5781 Van Allen Way, Carlsbad, California 92008 (“LTC”), and Bernd Brust, with a place of business at 149 3rd Street, Encinitas, CA 92024 (“Consultant”).

Section 1 – Definitions

1.1	“Affiliate” with respect to a specified party to this Agreement, means any individual, association or other entity that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified party, provided however, that in each case any such other Person shall be considered to be an Affiliate only during the time period during which such control exists. For purposes of this definition, “control” (including “controlling,” “controlled by,” and “under common control with”) means owning fifty percent (50%) or more of the outstanding voting securities of an entity, or otherwise possessing, directly or indirectly, the power to direct or cause the direction of the management and policies of an individual, association, or other entity, whether through the ownership of voting securities, by contract or otherwise.

1.2	“Confidential Information” means any and all technical and non-technical information including, without limitation, all forms and types of financial, business, scientific, technical, economic, or engineering information, including patterns, plans, compilations, program devices, formulas, designs, prototypes, materials, methods, techniques, processes, procedures, programs, or codes, whether tangible or intangible, no matter how stored, compiled, or memorialized, whether physically, electronically, graphically, photographically, or in writing, which the Owner (as hereinafter defined) thereof has taken reasonable measures to keep secret, and which derives independent economic value, actual or potential, from not being generally known to nor readily ascertainable by the public. For purposes of this definition, the term “Owner” means the person or entity in whom or in which rightful legal or equitable title to, or license in, Confidential Information is reposed. Notwithstanding any other provision of this Agreement, Confidential Information shall not include that which:

(a)	is within the public domain prior to the time of the disclosure; or

(b)	comes within the public domain other than as a result of disclosure by the receiving party or any of its representatives in violation of this Agreement; or

(c)	was, on or before the date of disclosure, rightfully in the possession of the receiving party, as evidenced by its written records; or

(d)	is acquired by the receiving party from a third party not under an obligation of confidentiality; or

(e)	is hereafter independently developed by the receiving party, as evidenced by its records in whatever form maintained.

1.3	“Deliverables” shall mean any processes, machines, compositions of matter, improvements, inventions (whether or not protectable under patent laws), works of authorship, mask works, information fixed in any tangible medium of expression (whether or not protectable under copyright laws), materials, including any information, designs, specifications, instructions, data, new or useful art, combinations, discoveries, formulae, manufacturing techniques, technical developments, discoveries, artwork, software, designs, and any documentation conceived, first reduced to practice, designed, developed or otherwise created for LTC by Consultant in the course of performing its obligations under this Agreement.

1.4	“Indemnification Agreement” means the Indemnification Agreement dated March 23, 2005 between Invitrogen Corporation (and its successors) and Consultant.

1.5	“Intellectual Property” means any processes, machines, compositions of matter, improvements, inventions (whether or not protectable under patent laws), works of authorship, information fixed in any tangible medium of expression (whether or not protectable under copyright laws), moral rights, mask works, trademarks, trade names, trade dress, trade secrets, know-how, ideas (whether or not protectable under trade secret laws), and all other subject matter protectable under patent, copyright, moral right, mask work, trademark, trade secret or other laws, and includes without limitation all new or useful art, combinations, discoveries, formulae, manufacturing techniques, technical developments, discoveries, artwork, software, and designs.

Section 2 – Consultation and Duties

2.1	Subject to the terms and conditions herein, LTC hereby retains Consultant for a period beginning October 25, 2011 and ending December 31, 2011 (unless terminated sooner by the parties in accordance with Section 5 below), to provide the Services described in Section 2.2 below. For the avoidance of doubt, Consultant will not be retained beyond December 31, 2011.

2.2	Consultant shall be available to LTC, as requested by LTC, for a total of up to ten (10) full days (at least 80 hours) per month (or more, as requested by LTC and approved by Consultant) to provide consultation regarding the global Commercial Sales roadmaps and competitive landscape or such other related services as LTC requests, (the “Services”). Consultant shall provide Services of a quality that is in accordance with generally-accepted standards prevailing in the life sciences industry. Consultant shall be available to LTC for consultation regarding Intellectual Property conceived or developed as a part of the Services performed pursuant to this Agreement or any other agreement by and between Consultant and LTC, including consultation in the preparation and prosecution of patent applications.

2.3	The Services may be conducted either at LTC’s facilities or at other locations as determined by Consultant after consultation with LTC. LTC will be allowed reasonable access to Consultant by e-mail at: berndbrust@aol.com or by telephone at: (760) 473-0003.

Consultant shall communicate regarding the Services with the following LTC employee:

Name:	Greg Lucier (“LTC Representative”)
Title:	Chief Executive Officer
Phone No:	760-603-7202
e-mail:	greg.lucier@lifetech.com

Section 3 – Fees and Expenses

3.1	LTC agrees to pay Consultant at the rate of $5,000 per month for Services provided pursuant to this Agreement. The funds will be disbursed by LTC to Consultant within forty five (45) days of the end of the prior month. Consultant will not be required to submit any invoices unless expenses pursuant to his consultancy are incurred during the term of the consultancy identified in paragraph 2.1.

3.2	LTC shall reimburse Consultant for reasonable expenses incurred in connection with Consultant’s performance of Services under this Agreement, provided that the expenses are approved in advance in writing by the LTC Representative and Consultant promptly provides documentation satisfactory to LTC to support Consultant’s request for reimbursement. Reimbursements for such expenses shall be made within forty five (45) days of LTC’s receipt of supporting documentation from Consultant.

3.3	Except to the extent specifically set forth in this Agreement, unless otherwise expressly agreed in writing by the LTC Representative, LTC does not guarantee that Consultant will perform any work or Services, any minimum amount of work or Services, or any minimum dollar volume of work or Services hereunder.

Section 4 – Relationship of the Parties – Independent Contractor

4.1	Consultant’s relationship with LTC will be that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship. Consultant will not be entitled to any of the benefits that LTC may make available to its employees, including, but not limited to, group health, life insurance, profit-sharing or retirement benefits, paid vacation, holidays or sick leave except for those benefits granted by LTC to Consultant under an independent written agreement. Consultant will not be authorized to make any representation, contract or commitment on behalf of LTC unless specifically requested or authorized in writing to do so by an authorized officer or employee of LTC. Consultant will be solely responsible for obtaining any business or similar licenses required by any federal, state or local authority. In addition, LTC shall not provide any insurance coverage of any kind for Consultant.

4.2

Consultant will be solely responsible for, and will timely file and pay, all tax returns and personal income tax payments required to be filed with, or made to, any federal, state or local tax authority (each a “Tax Authority”) with respect to the performance of Services and receipt of fees under this Agreement. No part of Consultant’s fees will be subject to payroll tax withholding and payment by LTC including, but not limited to, federal income tax, state income tax, federal and state employment taxes, federal social security tax, and federal Medicare tax (collectively, the “Taxes”).

4.3	Consultant agrees to perform all Services hereunder in accordance with all applicable laws and regulations.

4.4	Consultant reserves the right to determine the method, manner and means by which the Services will be performed. LTC shall have no right to, and shall not, control the manner or determine the method of performing the Services. Consultant is not required to perform the Services during a fixed hourly or daily time and if the Services are performed at LTC’s premises, then Consultant’s time spent at the premises is to be at the discretion of Consultant, subject to LTC’s normal business hours and security requirements.

4.5	Consultant hereby confirms to LTC that LTC will not be required to furnish or provide any training to Consultant to enable consultant to provide the Services required hereunder. Consultant shall perform the Services, and LTC shall not be required to hire, supervise or pay any assistants to help Consultant to perform the Services under this Agreement.

4.6	Consultant shall not be required to devote Consultant’s full time to the performance of the Services required hereunder. Provided Consultant receives LTC’s advance approval in accordance with Section 9 below, Consultant may perform services for clients other than LTC.

4.7	Except to the extent that Consultant’s work must be performed on or with LTC’s computers or LTC’s existing software, Consultant agrees to provide all tools, materials and other instrumentalities used in providing the Services. LTC may at its convenience make available to Consultant suitable office space, computer equipment, and the like, to facilitate the efficient rendering of Consultant’s Services to LTC. Consultant shall control the order or sequence in which the Services required hereunder are performed.

Section 5 – Termination

5.1	This Agreement shall terminate upon the earliest to occur of: (a) forty-five (45) days after written notice from either party to the other of a material breach of this Agreement, provided such breach has not been cured by the breaching party in such forty-five (45) day period; (b) immediately upon notice of Consultant’s breach of Section 6, 7 or 9; or (c) the end of the term as set forth in Section 2.1.

5.2	Upon termination of this Agreement for any reason, Consultant agrees to cease all work and Services on behalf of LTC and promptly deliver the results to LTC. LTC shall promptly pay Consultant all fees and approved expenses incurred by Consultant to the date of termination within forty five (45) days.

Section 6 – Confidentiality

6.1	Consultant agrees to take no action that is likely to be detrimental to the reputation or business of LTC or any of its Affiliates. Consultant also agrees not to disclose to LTC: (a) any Confidential Information that Consultant is under an obligation to a third party not to disclose; or (b) any Confidential Information proprietary to Consultant that LTC is not free to use without restriction, unless Consultant specifies the terms of use and restrictions on such Confidential Information and LTC agrees to such terms and restrictions in a duly signed writing.

6.2	To protect Confidential Information proprietary to LTC (“LTC Confidential Information”), LTC and Consultant agree that:

(a)	LTC may disclose to Consultant LTC Confidential Information subject to this Agreement at any time during the term of this Agreement. The burdens of non-use and confidentiality with respect to LTC Confidential Information on Consultant under this Agreement will survive the termination of this Agreement and continue until terminated by a mutual written agreement between the parties. In addition, LTC may have disclosed LTC Confidential Information to Consultant prior to the Effective Date of this Agreement in contemplation of this Agreement being executed, and such LTC Confidential Information is subject to the same confidentiality and non-use terms of this Agreement.

(b)	Consultant shall use LTC Confidential Information only for purposes of performing the Services and not for any other purpose.

(c)	Consultant shall not disclose or transfer LTC Confidential Information to any person except its employees, consultants, agents and subcontractors, to whom it is necessary to disclose in order to fulfill the terms of this Agreement. Any such disclosure shall be under a written agreement with terms at least as restrictive as those specified herein and such executed written Agreement shall be provided to LTC promptly upon execution. Consultant shall immediately give notice to LTC of any unauthorized use or disclosure of LTC Confidential Information and agrees to assist LTC in remedying any such unauthorized use or disclosure of LTC Confidential Information.

(d)	Consultant shall protect LTC Confidential Information using the same degree of care as Consultant uses to protect Consultant’s own Confidential Information, but in any event no less than a reasonable degree of care.

(e)	LTC shall retain all right, title, and interest in LTC Confidential Information including all work product created by Consultant and its employees, consultants, agents and subcontractors relating to LTC Confidential Information. Consultant agrees to return immediately all LTC Confidential Information, including materials, received from LTC upon termination or expiration of this Agreement.

(f)	If Consultant, or anyone to whom Consultant transmits LTC Confidential Information pursuant to this Agreement, becomes legally required to disclose any such LTC Confidential Information, Consultant shall provide LTC with prompt written notice so that LTC may: (1) seek a protective order or take other appropriate action to maintain such LTC Confidential Information as confidential; or (2) waive compliance with the confidentiality provisions of this Agreement. In either event, Consultant shall furnish only the portion of such LTC Confidential Information that Consultant is legally required to furnish in the opinion of Consultant’s counsel.

Section 7 – Intellectual Property and Company Property

7.1	LTC shall own the entire right, title, and interest to any Deliverables and related Intellectual Property that are conceived, devised, reduced to practice, created, derived or developed: (a) solely by LTC, its employees, consultants, agents or subcontractors; or (b) by Consultant, either solely or jointly with LTC, its employees, consultants, agents or subcontractors in the performance of Services hereunder (collectively referred to as “LTC Intellectual Property”). LTC shall retain exclusively all rights to use LTC Intellectual Property for any purpose without restriction. Consultant agrees to assign and hereby does assign all of Consultant’s right, title and interest in LTC Intellectual Property to LTC.

7.2	Consultant agrees to: (a) maintain adequate and current records of LTC Intellectual Property (all of which shall remain the property of LTC); (b) promptly disclose any newly developed LTC Intellectual Property to LTC; (c) make a written assignment of Consultant’s right, title and interest in LTC Intellectual Property to LTC; (d) assist LTC in any reasonable manner to obtain, perfect and enforce, for LTC’s benefit, LTC’s rights, title and interest in any and all countries, in and to all patents, copyrights, moral rights, mask works, trade secrets, and other property rights in LTC Intellectual Property; (e) execute, if requested: (1) patent, copyright, mask work or similar applications related to LTC Intellectual Property; (2) documentation (including without limitation assignments) to permit LTC to obtain, perfect and enforce LTC’s right, title and interest in and to LTC Intellectual Property; and (3) any other lawful documents deemed necessary by LTC to carry out the purpose of this Agreement. If called upon to render assistance under this Section 7.2, Consultant will be entitled to a fair and reasonable fee in addition to reimbursement of authorized expenses incurred at the prior written request of LTC. If LTC is unable for any reason to secure Consultant’s signature to any document Consultant is required to execute under this Section 7.2, Consultant hereby irrevocably designates and appoints LTC and LTC’s duly authorized officers and agents as Consultant’s agents and attorneys-in-fact to act for and on Consultant’s behalf and instead of Consultant, to execute any such documents with the same legal force and effect as if executed by Consultant.

7.3	Consultant agrees that Consultant will not knowingly incorporate, or permit to be incorporated, any Intellectual Property conceived, reduced to practice, created, derived, developed or made by any third party into any LTC Intellectual Property without LTC’s prior written consent.

7.4

All materials, equipment, documents, and other property furnished to Consultant by LTC for the purposes of this Agreement (“Company Property”), are the sole and exclusive property of LTC. At the end of this Agreement, or upon LTC’s request, and no later than five (5) days after the end of this Agreement or LTC’s request, Consultant shall destroy or deliver to LTC, at LTC’s option, all Company Property to LTC.

Section 8 – Construction

8.1	Each party has had an opportunity to negotiate the terms of this Agreement and to obtain the advice of counsel before entering into this Agreement and has done so to the extent desired by such party. Therefore, this Agreement shall not be construed more or less favorably toward either party based on their respective roles in drafting this Agreement.

Section 9 – Noninterference with Business

9.1	During this Agreement, and for a period of one (1) year immediately following this Agreement’s termination or expiration, Consultant agrees not to use LTC confidential or proprietary information to interfere with the business of LTC in any manner. By way of example and not limitation, Consultant agrees not to: (a) solicit or induce any employee or independent contractor to terminate or breach an employment, contractual or other relationship with LTC; or (b) interfere with, impair, disrupt or damage LTC’s relationship with any of its current or prospective customers by soliciting or encouraging others to solicit any of them for the purpose of diverting or taking away business from LTC.

9.2	During the term of this Agreement, Consultant will not accept work, enter into a contract, or accept an obligation to provide services to any person or company without first notifying LTC and securing its prior written approval from Gregory Lucier, Chief Executive Officer. Consultant understands and agrees that the advance notice and approval is necessary in order for LTC to ensure that Consultant does not engage in any conduct that is, directly or indirectly, inconsistent or incompatible with Consultant’s obligations, or the scope of Services rendered for LTC, under this Agreement. Consultant warrants that, to the best of Consultant’s knowledge, there is no other contract or duty on the part of Consultant that conflicts with or is inconsistent with this Agreement.

9.3	Consultant represents and warrants that Consultant does not presently perform or intend to perform, during the term of the Agreement, consulting or other services for, or engage in or intend to engage in an employment relationship with, companies whose businesses or proposed businesses in any way involve products or services which would be competitive in any way with LTC’s products or services, or those products or services proposed or in development by LTC’s during the term of the Agreement. If, however, Consultant decides to accept work, whether as a consultant, employee or otherwise, from any company other than LTC during the term of this Agreement, Consultant agrees that, in advance of accepting such work, Consultant will promptly notify LTC in writing, specifying the organization with which Consultant proposes to consult, provide services, or become employed by and to provide information sufficient to allow LTC to determine if such work would conflict with the terms of this Agreement, the interests of LTC or further services which LTC might request of Consultant. If LTC determines that such work conflicts in any way, directly or indirectly, with the terms of this Agreement, LTC reserves the right to terminate this Agreement immediately.

Section 10 – Indemnification

10.1	Consultant shall be liable for, and agrees to pay, any and all debts, claims, demands, liabilities, expenses, losses, injuries, damages and reasonable attorney’s fees incurred by LTC or any of its directors, officers, employees, stockholders, consultants, or agents (the “LTC Indemnified Parties”) to the extent arising out of Consultant’s negligence, recklessness, or willful misconduct in the performance of the Services to be rendered hereunder. Further, with the exception that this provision shall in no event be construed to reference indemnification by Consultant in excess of that permitted under the public policy and law of the State of California, Consultant shall indemnify and hold harmless LTC Indemnified Parties from and against any and all debts, claims, demands, liabilities (including tax liabilities, as more fully set forth in Section 4.2 above), expenses, losses, injuries, damages for injury to or death of persons, including, but not limited to, Consultant’s employees, consultants, agents or subcontractors, if any, and customers and employees of LTC, and damages or destruction to property, including, but not limited to, property of LTC, that any LTC Indemnified Parties may sustain or incur as a result of any claim of a Third Party, to the extent arising out of Consultant’s or any of its employees’, consultants’, agents’ or subcontractors’ negligence, recklessness, or willful misconduct in the performance of the Services to be rendered hereunder, or to the extent of Consultant’s or any of its employees’, consultants’, agents’ or subcontractors’ infringement of a third party’s intellectual property rights or breach of Consultant’s confidentiality obligations under third party agreements.

10.2	The Indemnification Agreement will remain in full force and effect in connection with services provided under this Agreement.

Section 11 – Arbitration

11.1

Consultant and LTC agree to arbitrate any controversy, claim or dispute between them arising out of or in any way related to this Agreement, the independent contractor relationship between Consultant and LTC, and any disputes upon termination of the independent contractor relationship, including claims for violation of any local, state or federal law, statute, regulation or ordinance or common law. The arbitration will be conducted in San Diego, California, by a panel of three neutral arbitrators and in accordance with the American Arbitration Association’s then current rules for resolution of commercial disputes. Notwithstanding the foregoing, the parties agree that discovery shall be permitted in connection with the arbitration only to the extent, if any, expressly authorized by the arbitration panel upon a showing of substantial need by the party seeking discovery; and the parties further agree that the arbitration process shall be expeditious and shall be completed no later than ninety (90) days after the selection or appointment of the third arbitrator. The parties agree to abide by and perform any decision and/or award rendered by the panel of arbitrators and such decision and/or award shall be binding and non-appealable. All correspondence associated with the arbitration and all arbitration proceedings, including but not limited to the decision and/or award, shall be kept strictly confidential. Judgment on the award may be entered in any court having jurisdiction thereof. LTC and Consultant agree to share equally the costs of the arbitration, provided however, the prevailing party in the arbitration shall be awarded its attorney’s fees and all other costs incurred for the arbitration proceedings, including, without limitation, arbitrators’ fees.

Section 12 – Injunctive Relief for Breach

12.1	Consultant’s obligations under this Agreement are of a unique character that gives them particular value. Therefore, without limiting LTC’s legal or equitable remedies, and notwithstanding Section 11 of this Agreement, Consultant’s breach of any of such obligations will result in irreparable and continuing damage to LTC for which there will be no adequate remedy at law, and LTC shall have the right to injunctive relief including, without limitation, an order from a court of competent jurisdiction enjoining the Consultant’s activity and/or a decree for specific performance, and such other and further equitable or other relief as may be proper (including monetary damages if appropriate), thereby restraining Consultant from further such activities or violations.

Section 13 – Miscellaneous

13.1	Consultant agrees that it may become an “Insider” as defined in the LTC Insider Trading Policy, attached hereto as Exhibit A and executed by Consultant on an even date herewith. Each party acknowledges and agrees that notwithstanding any language in the Insider Trading Policy referencing employment of an “insider” (as defined therein) and LTC, Section 4 herein governs the relationship between Consultant and LTC.

13.2	This Agreement, including, without limitation, Exhibit A, constitutes the entire and complete understanding between the parties concerning the subject matter hereof, and supersedes all prior and contemporaneous understandings, agreements, negotiations, representations and discussions, written or oral, express or implied, between the parties in relation to the subject matter hereof. The Agreement may only be changed by a written document signed by both parties. This Agreement shall supersede and take precedence over any terms and conditions set forth in any forms, invoices or other documents submitted by Consultant, which terms shall be void and of no force and effect, unless the same is signed by an authorized representative of LTC.

13.3	This Agreement shall be interpreted and construed in accordance with the laws of the United States of America and the State of California, except for those matters pertaining to the validity or enforceability of patent rights which shall be interpreted and enforced in accordance with the laws of the jurisdiction in which such patent rights exist. The parties expressly agree that the application of the United Nations Convention on Contracts for the International Sale of Goods (1980) is specifically excluded and shall NOT apply to this Agreement.

13.4

The term “LTC” shall include Life Technologies Corporation and its Affiliates. The rights and obligations of LTC under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of LTC. Consultant may not assign Consultant’s rights, or subcontract or otherwise delegate Consultant’s obligations, under this Agreement without LTC’s prior written consent. This shall not, however, prevent Consultant from engaging employees, consultants, agents or subcontractors to assist in Consultant’s rendering of Services to LTC under Consultant’s supervision, as deemed necessary by Consultant. The actions and/or omissions by Consultant’s employees, consultants, agents or subcontractors so engaged by Consultant for purposes of this Agreement shall be considered the actions and/or omissions of Consultant for purposes of this Agreement and Consultant shall be responsible for all such actions and/or omissions.

13.5	The definitions contained in this Agreement and the rights and obligations contained in Sections 4 (“Relationship of the Parties – Independent Contractor”), 5.2 (“Termination” (specifically regarding post termination obligations)), 6 (“Confidentiality”), 7 (“Intellectual Property and Company Property”), 8 (“Construction”), 9 (“Noninterference With Business”), 10 (“Indemnification”), 11 (“Arbitration”), 12 (“Injunctive Relief For Breach”) and 13 (“Miscellaneous”) will survive any termination or expiration of this Agreement.

13.6	If any provision of this Agreement is held by a court of law to be illegal, invalid or unenforceable: (a) that provision shall be deemed amended to achieve as nearly as possible the same effect as the original provision; and (b) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

13.7	No term or provision hereof will be considered waived by LTC, and no breach excused by LTC, unless such waiver or consent is in writing signed by LTC. The waiver by LTC of, or consent by LTC to, a breach of any provision of this Agreement by Consultant, shall not operate or be construed as a waiver of, consent to, or excuse of any other or subsequent breach by Consultant.

13.8	All communication concerning this Agreement, including payments, notices, demands or requests required or permitted hereunder shall be given in writing and shall be considered to have been duly delivered: (a) at the time personally delivered; or (b) one (1) day after transmission by facsimile; or (c) ten (10) days after being deposited prepaid in registered or certified mail; or (d) two (2) days after being deposited with a reputable private overnight mail courier service prepaid, requesting delivery in the fastest manner available. Except as provided in Section 3.1, the addresses to be used for all payments, notices, demands or requests shall be as follows, unless and until changed by either party by providing written notice to the other party:

If to Consultant:	Bernd Brust
149 3rd Street
Encinitas, CA 92024
(760) 943-6979

If to LTC:	Greg Lucier
Chief Executive Officer
Life Technologies Corporation
5791 Van Allen Way
Carlsbad, CA 92008

Copy to:	John W. Burns, Esq.
Sr. Director, Integrations & Legal Systems

Legal Department
Life Technologies Corporation
5791 Van Allen Way
Carlsbad, CA 92008

Telephone: 512-651-0595
Facsimile: 760-476-6048

13.9	Each party hereto represents that: (a) it has the right to enter into and perform this Agreement; and (b) this Agreement does not conflict with, nor cause a breach of, any term of any other agreement by which it is bound. Each party agrees not to enter into any such conflicting agreement during the term hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

LIFE TECHNOLOGIES CORPORATION		CONSULTANT

By:	/s/ Pete Leddy	By:	/s/ Bernd Brust
Name:	Pete Leddy	Name:	Bernd Brust
Title:	SVP, Human Resources	Title:	Consultant
Date:	October 24, 2011	Date:	October 24, 2011

EXHIBIT A

LIFE TECHNOLOGIES CORPORATION INSIDER TRADING POLICY

SUMMARY FOR INDEPENDENT CONTRACTORS AND CONSULTANTS

The attached document explains LTC’s policy and some of the law regarding “Insider Trading” as they apply to LTC’s independent contractors and consultants. It explains what “Insider Trading” is and what the rules are. EVERY INDEPENDENT CONTRACTOR AND CONSULTANT NEEDS TO READ THE POLICY because anyone can be an “insider,” and a violation of the law can result in heavy fines or even imprisonment. Below is a summary, but you should read the whole document. You are encouraged to contact a competent, independent corporate securities lawyer if you have any questions or any doubts about whether you can trade any shares you may have. Also, the CFO and General Counsel of the Company are available to answer general questions about these rules.

“Insider Trading” is Illegal. An “insider” is ANYONE who has information about a particular company or has access to information about that company that is both “material” (i.e., information that is likely to be considered important by an investor) and not available to the general public. For example, if a person knows or could easily find out that XYZ Corporation is going to earn twice as much money as everyone thought, and that fact has not been told to the general public, that person is an “insider,” and the information is “material.” It is illegal for an “insider” or person with that kind of information to buy or sell the company’s securities, or tell another person to buy or sell the company’s securities.

General and Limited Blackouts. From time to time it may be necessary, because of extraordinary events or transactions, for additional restrictions to be put into place to prevent insider trading. During these times a memo, letter or e-mail will be handed out informing everyone (or, in a limited blackout, certain identified individuals) not to trade LTC securities. For your own protection and the Company’s, if a general blackout or a limited blackout relating to you is announced DO NOT trade or ask friends or family to trade LTC securities until a second memo, letter or e-mail is handed out, saying that trading is permitted.

BOTTOM LINE: INSIDER TRADING CAN RESULT IN LARGE FINES AND WORSE. IF YOU WANT TO BUY OR SELL LTC SECURITIES AND YOU’RE NOT SURE ABOUT THE RULES, ASK BEFORE YOU TRADE.

LIFE TECHNOLOGIES CORPORATION

INSIDER TRADING POLICY

(INDEPENDENT CONTRACTORS AND CONSULTANTS)

The following is the insider trading policy of Life Technologies Corporation (“LTC” or the “Company”) and outlines the procedures that all LTC independent contractors and consultants must follow in the purchase or sale of its securities. This policy and procedure arises from our responsibilities as a public company. LTC is providing this information to you to assist you in understanding the complicated rules governing sales and purchases of our securities. Failure to comply with these procedures could result in a serious violation of the securities laws by you and/or LTC and can involve both civil and criminal penalties. Violations may also result in disciplinary action by LTC, up to and including termination. It is important that you review our policy carefully. LTC strongly encourages you to contact your own counsel if you have any doubt about whether your actions may constitute insider trading. In addition, the CFO and General Counsel can provide further answers to questions regarding these trading restrictions.

What is LTC’s General Insider Trading Policy?

Any independent contractor or consultant deemed an “insider” (as defined below) associated with LTC who knows of any material information (as defined below) concerning LTC that has not been disclosed to the public must refrain from trading (purchase or sale), and must refrain from advising others to trade (tipping) in LTC securities until such information has been publicly disclosed by LTC. Insiders must also refrain from selling any Company securities he or she does not own (i.e., “short selling”).

Does this Insider Trading Policy Apply to Information about Other Companies or Participation in Chat Rooms?

No insider who, by virtue of his or her position at LTC, comes into possession of material nonpublic information concerning another public company may (a) trade in the securities of any other public company, (b) “tip” or disclose the material nonpublic information to anyone, or (c) give trading advice of any kind to anyone concerning any other public company while possessing such material nonpublic information. This prohibition extends to insiders discussing our securities or the securities of our competitors or other companies with which we do business in “on-line chat rooms.”

What if I Decided to Make a Trade Before Learning of the Material Inside Information?

It does not matter that you may have decided to engage in a transaction before learning of the undisclosed material information or that delaying the transaction might result in an economic loss. It is also irrelevant that publicly disclosed information about LTC might, even aside from the material undisclosed material information, provide a substantial basis for engaging in the transaction. LTC personnel simply cannot trade in LTC securities while in the possession of undisclosed material information about LTC.

What Should I do if I am Unsure About Making a Trade?

Any officer, director, employee, independent contractor or consultant who believes he or she would be regarded as an insider who is contemplating a transaction in LTC securities and who is unsure of the applicability of this policy must contact the CFO or General Counsel prior to executing any transaction to determine if he or she may properly proceed.

Does the Insider Trading Policy Affect my Family Members or Others with whom I am Affiliated?

It is the responsibility of each insider to ensure compliance with the Insider Trading Policy. To that end, insiders should not divulge material information to third parties. To the extent material inside information becomes known by any family member, it is the responsibility of the insider to ensure that the family member does not trade on such information. A transaction could be attributed to an insider if the insider has a direct or indirect pecuniary interest in the securities involved in the transaction (i.e., the opportunity, directly or indirectly, to profit or share in any profit derived from the transaction). To the extent there is any confusion concerning the applicability of this provision, please contact the CFO or the General Counsel well in advance of the contemplated trade.

DEFINITIONS

Insider. An “insider” is a person who, regardless of his or her position in the company, possesses, or has access to, material information concerning LTC that has not been fully disclosed to the public. Insiders may be subject to criminal prosecution and/or civil liability for trading (purchase or sale) in LTC securities when they know material information concerning LTC that has not been fully disclosed to the public. Criminal prosecution for insider trading can and often does result in prison sentences for the violator. Civil actions may be brought by private plaintiffs or the Securities and Exchange Commission (“SEC”); the SEC is authorized by statute to seek a penalty in such actions of the profits made or losses avoided by the violator. Also, in certain circumstances LTC may be able to recover all profits made by an insider, plus collect other damages.

Tipping. Insider trading is not limited to trading by the insider alone; it is also illegal to advise others to trade on the basis of undisclosed material information. Liability in such cases can extend both to the “tippee” (the person to whom the insider disclosed inside information) and to the “tipper” (the insider himself or herself). Insiders may also be members of the immediate families (defined as direct family living in the same household) of such insiders. A person can be an insider for a limited time with respect to certain material information even though he or she is not an officer or director.

Full Disclosure. Full disclosure to the public generally means a press release. A speech to an audience, a TV or radio appearance or an article in an obscure magazine do not qualify. Full disclosure means the securities markets have had the opportunity to digest the news.

Material Information. It is not possible to define all categories of material information. In general, information should be regarded as material if there is a likelihood that it would be considered important by an investor in making a decision regarding the purchase or sale of LTC securities. While it may be difficult under this standard to determine whether certain information is material, there are various categories of information that would almost always be regarded as material, such as information covering proposed acquisitions, unanticipated changes in the level of sales, signing of a corporate partnership, publishing either good or poor clinical R&D or product data, pricing changes in contracts, planned stock splits, new stock or bond offerings and similar matters. If any insider has questions as to the materiality of information, he or she should contact the CFO or General Counsel.

NOTICE: Violation of this policy may result in disciplinary action by the Company, up to and including immediate termination. Note that such action would be separate from and would not limit any criminal or civil liability that may result from a violation.

I acknowledge that I have received a copy of the “LTC Corporation Insider Trading Policy (Independent Contractors and Consultants)” and the related Summary, and I agree to abide by the policies and procedures held therein:

By:	/s/ Bernd Brust	October 24, 2011
	Consultant: Bernd Brust	Date